As filed with the Securities and Exchange Commission on May 14, 2002
                      Investment Company Act File No. 811-
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM N-8A


           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                        NAME: New Colony Investment Trust

   ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):

                        130 King Street West, Suite 2850
                        Toronto, Ontario, Canada M5X 1A4

             TELEPHONE NUMBER (INCLUDING AREA CODE): (416) 364-8788

               NAME AND ADDRESS OF AGENTS FOR SERVICE OF PROCESS:

                           New Colony Investment Trust
                        c/o The Corporation Trust Company
                            Corporation Trust Center
                               1209 Orange Street
                                New Castle County
                           Wilmington, Delaware 19801

                                   copies to:
                             Paul S. Schreiber, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022

                             CHECK APPROPRIATE BOX:

                             Registrant is filing a
                             Registration Statement
                               pursuant to Section
                             8(b) of the Investment
                               Company Act of 1940
                              concurrently with the
                              filing of form N-8A:

                                   Yes X   No
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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Toronto, and State of Ontario, Canada on the 10th day of May, 2002.

                           NEW COLONY INVESTMENT TRUST
                           (Name of Registrant)




By:      /s/John Driscoll
         --------------------------------
Name:    John F. Driscoll
Title:   Trustee, President